UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2020

PQ Group Holdings Inc.

Commission File Number: 001-38221

Delaware	81-3406833
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

300 Lindenwood Drive Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

(610) 651-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PQG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 28, 2020, the Board of Directors of PQ Group Holdings Inc. (the “Company”) elected Susan F. Ward as a member of the Company’s Board of Directors and Chair of its Audit Committee, effective June 1, 2020. Ms. Ward will fill the vacancy created by the previously announced resignation of Kimberly Ross as a member of the Company’s Board of Directors. Ms. Ward will serve as a Class II director, which class will stand for re-election at the Company’s 2022 annual meeting of stockholders.

A respected accounting professional, Ms. Ward spent 27 years serving in a variety of roles at United Parcel Service, Inc., most recently as its Chief Accounting Officer from 2015 until her retirement in 2019. Prior to her tenure at UPS, Mr. Ward spent 10 years at Ernst & Young in Assurance Services. She was elected to serve as a member of the Company’s Board of Directors as a result of her years of experience as a senior financial executive of a multi-national business, as well as her public accounting experience.

In connection with her service on the Board of Directors, Ms. Ward will receive compensation pursuant to the Company’s non-employee director compensation policy as set forth in the Company’s 2020 proxy statement filed with the Securities and Exchange Commission on March 26, 2020, including receiving a pro-rata equity grant. In addition, Ms. Ward and the Company will enter into an indemnification agreement on the same terms as the Company has previously entered into with its other directors, a form of which has been previously filed as Exhibit 10.21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2020	PQ Group Holdings Inc.

	By:	/s/ Joseph S. Koscinski
Vice President, Secretary and General Counsel